Exhibit 5.1
[Letterhead of General Counsel of Coeur d’Alene Mines Corporation]
May 17, 2010
COEUR D’ALENE MINES CORPORATION
400 Coeur d’Alene Mines Building
505 Front Avenue
Coeur d’Alene, Idaho 83814

Re:	Proposed Offering of up to 4,000,000 Additional Shares of Common Stock Pursuant to the Amended and Restated 2003 Long-Term Incentive Plan of Coeur d’Alene Mines Corporation
Ladies and Gentlemen:
     As General Counsel for Coeur d’Alene Mines Corporation, an Idaho Corporation (the “Company”), I have examined the Registration Statement on Form S-8 (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 4,000,000 additional shares of the Company’s common stock, par value $0.01 per share, (the “Shares”). The Shares subject to the Registration Statement are to be issued under the Amended and Restated 2003 Long-Term Incentive Plan of Coeur d’Alene Mines Corporation (the “Plan”).
     In addition to examining the Registration Statement, I have examined the Plan and originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as I have deemed relevant and necessary as the basis for the opinions set forth below. I also have made such other investigations as I have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In such examination, I have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals and the conformity to original documents of all documents submitted to me as copies.
     Based upon the foregoing examination and in reliance thereon, and subject to the qualifications, assumptions and limitations stated herein and in reliance on the statements of fact contained in the documents that I have examined, I am of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plan and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.
     I consent to the filing of this opinion as an exhibit to the Registration Statement, and I further consent to the use of my name in the prospectus that forms a part of the Registration Statement. In giving these consents, I do not thereby admit that I am within the category of

Coeur d’Alene Mines Corporation
May 17, 2010

persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,
/s/ Kelli Kast
KELLI KAST, ESQ.